1 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for information purposes only and does not constitute an invitation or solicitation of an offer to acquire, purchase or subscribe for securities or an invitation to enter into an agreement to do any such things, nor is it calculated to invite any offer to acquire, purchase or subscribe for any securities. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the U.S. Securities Act, or with any securities regulatory authority of any state of the United States or other jurisdiction and may not be offered or sold in the United States, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act, and applicable state or local securities laws. No public offer of securities is to be made in the United States. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5280, 40102, 40259, 40357, 5754) CLOSING OF THE ISSUANCE OF US$1,000,000,000 6.750% SENIOR NOTES DUE 2034 (Debt Stock Code: 5877) Reference is made to the Company’s announcement dated 13 August 2025 in relation to the issuance of US$1,000,000,000 6.750% Senior Notes due 2034 (the “Senior Notes”) and the formal notice dated 19 August 2025. Unless otherwise defined in this announcement, capitalised terms used in the Company’s announcement dated 13 August 2025 shall have the same meaning when used in this announcement. The Board is pleased to announce the closing of the issuance of the Senior Notes on 19 August 2025. The Senior Notes will be listed on The Stock Exchange of Hong Kong Limited on 20 August 2025. * For identification purposes only. Exhibit 99.2

2 Principal Terms of the Senior Notes Issuer : The Company Aggregate principal amount : US$1,000,000,000 Offering price : 100.000% of the principal amount of the Senior Notes Issue date : 19 August 2025 Interest rate : 6.750% per annum, payable semi-annually in arrears on 15 February and 15 August of each year. Interest will accrue from 19 August 2025 Maturity date 15 February 2034, unless earlier redeemed in accordance with terms thereof First interest payment due date 15 February 2026 Securities Codes Rule 144A: CUSIP: 98313R AL0 ISIN: US98313RAL06 COMMON CODE: 315243572 Regulation S: CUSIP: G98149 AM2 ISIN: USG98149AM28 COMMON CODE: 315243874 The Company estimates that the net proceeds from the offering of the Senior Notes (after deducting discounts of the Initial Purchasers and estimated offering expenses payable by the Company), will be approximately US$989.0 million. The Company intends to apply the net proceeds from the offering for general corporate purposes, including to repay outstanding indebtedness, such as that under the WM Cayman II Revolver and/or one or more series of the existing notes. By Order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 19 August 2025 As at the date of this announcement, the Board comprises Craig S. Billings and Frederic Jean-Luc Luvisutto (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Ellen F. Whittemore and Julie M. Cameron-Doe (as Non-Executive Directors); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).